EXHIBIT 16.1

                            Lazar Levine & Felix LLP

January 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Commissioners:

We have read the statement made by Twin Lakes Delaware, Inc., which we understand will be filed with the Commission under Item 4.01 of the Company's Form 8-K report dated January 23, 2007. We agree with the statements concerning our firm in such Form 8-K. Except as otherwise set forth herein, we have no basis on which to agree or disagree with the information set forth in the fourth paragraph of such statement.

Very truly yours,

/s/ Lazar Levine & Felix LLP
Lazar Levine & Felix LLP